UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2010

SYNUTRA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33397	13-4306188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2275 Research Blvd., Suite 500, Rockville, MD 20850
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:  (301) 840-3888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 26, 2010, Synutra International, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its original loan agreement dated October 11, 2007 (the “Original Loan Agreement”) with The Royal Bank of Scotland N.V. (formerly known as ABN AMRO Bank N.V.) (“RBS”), as administrative agent, as collateral agent and as arranger, and certain lenders party thereto (the “Lenders”), pursuant to which the Lenders provided a three year term loan to the Company, in the aggregate principal amount of $35.0 million (the “Loan”).  The Original Loan Agreement contains certain financial covenants, including a maximum leverage ratio, a minimum interest coverage ratio, minimum tangible net worth and a maximum indebtedness to tangible net worth ratio.  The Company has not been able to meet two of the financial covenants since September 30, 2008 and all four financial covenants since December 31, 2008.  Pursuant to the Amendment, the Lenders and RBS, as administrative agent, agreed to waive their rights and remedies under the Original Loan Agreement on account of the Company’s breaches of certain covenants under the Original Loan Agreement in exchange for a waiver fee equal to 0.5% of the aggregate principal amount outstanding under the Original Loan Agreement as of February 26, 2010, or approximately $175,000.

In addition, the Amendment amends the Original Loan Agreement to, among other things:

•	increase the interest rate of the Loan from LIBOR plus 3.5% to LIBOR plus 4.5%;

•
replace the financial covenants with a single requirement to maintain consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) that is no lower than the minimum Consolidated EBITDA specified in the Original Loan Agreement, as amended (the “Amended Loan Agreement”);

•
provide that if the Company receives net cash proceeds of at least $35 million from one or a series of equity or debt issuances (a “Qualifying Capital Increase”) on or prior to June 30, 2010, the Company will prepay the Loan within 30 days of such Qualifying Capital Increase, and that if no Qualifying Capital Increase occurs on or prior to June 30, 2010, the Company will increase the current cash deposit account under the Loan from $5 million to $7.5 million;

•
provide that if the Company or any of its subsidiaries makes a voluntary repayment of certain other indebtedness of the Company or any of its subsidiaries, the Company will, substantially concurrently with the making of such distribution, prepay the Loan by an equal Pro Rata Amount (as defined in the Amended Loan Agreement);

•
provide that the cash deposit account under the Loan shall be increased by an amount equal to any excess cash held by certain of the Company’s subsidiaries following receipt by such subsidiaries of net proceeds from the disposition of certain assets by those subsidiaries, but in no event shall the cash deposit account exceed $10 million; and

•	prohibit certain distributions by the Company or its subsidiaries other than Permitted Distributions (as defined in the Amended Loan Agreement).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference in its entirety and the Amended Loan Agreement which is included in Annex II to the Amendment.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1
First Amendment Agreement to Loan Agreement, dated as of February 26, 2010 among Synutra International, Inc., The Royal Bank of Scotland, N.V. (formerly known as ABN AMRO Bank N.V.), as Administrative Agent, Collateral Agent and Arranger and certain lenders party thereto (including the Amended Loan Agreement dated as of October 11, 2007 among Synutra International, Inc., The Royal Bank of Scotland, N.V. (formerly known as ABN AMRO Bank N.V.), as Administrative Agent, Collateral Agent and Arranger and certain lenders party thereto, included herein as Annex II).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNUTRA INTERNATIONAL, INC.

By:	/s/ Weiguo Zhang
Name:	Weiguo Zhang
Title:	President and Chief Operating Officer

Date:      March 4, 2010

EXHIBIT INDEX

Exhibit Number	Description

10.1
First Amendment Agreement to Loan Agreement, dated as of February 26, 2010 among Synutra International, Inc., The Royal Bank of Scotland, N.V. (formerly known as ABN AMRO Bank N.V.), as Administrative Agent, Collateral Agent and Arranger and certain lenders party thereto (including the Amended Loan Agreement dated as of October 11, 2007 among Synutra International, Inc., The Royal Bank of Scotland, N.V. (formerly known as ABN AMRO Bank N.V.), as Administrative Agent, Collateral Agent and Arranger and certain lenders party thereto, included herein as Annex II).